Exhibit 99.1
WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE FIRST QUARTER 2011
New York, NY — May 16, 2011 — Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content to the radio and digital sectors, today reported operating results for the first quarter 2011.
As of March 31, 2011, Westwood One was organized into two business segments, Network Radio and Metro Traffic, as reflected in our financial statements. In this earnings release, our first quarter results include the results of the Metro Traffic business, which we sold on April 29, 2011.
As previously reported, the sale of the Metro Traffic business reduced the Company’s outstanding senior debt by approximately $104.0 million, strengthened the Company’s balance sheet, and positioned the Company for future growth.
Westwood One’s first quarter revenue decreased $1.9 million, or 2.1%, to $90.9 million from $92.8 million in 2010. The revenue decrease occurred in Network Radio, and is primarily due to the absence in 2011 of the Winter Olympics, which contributed significantly to first quarter 2010 Network radio revenue, a decline in news revenue, and the compressed selling period for the NCAA Men’s Basketball Championship after the contract was renewed in January. These revenue decreases were partially offset by revenue increases in Network music and entertainment, and certain news and talk programs including The Osgood File with Charles Osgood, the longest running news/talk feature on radio. The revenue decrease was also partially offset by increased Metro Traffic revenue.
“We are focused on expanding our Network radio and digital business by launching new radio programs and digital video content, expanding distribution of our current programs, and supporting our revenue structure with the necessary resources,” said Rod Sherwood, President. “We are well positioned in the marketplace. Our new talk programs, including the Robert Wuhl Show and Urbanski, are generating increasing revenue and gaining distribution. In April, we launched new programs, including The Daily Wrap, in partnership with The Wall Street Journal, Rocsi on the Radio, with Rocsi Diaz, (the popular co-host of BET’s hit television show, 106 & Park), and a suite of Rick Dees programming.”
Adjusted EBITDA (1) in the first quarter was a loss of $5.2 million, which includes incremental broadcast rights expense of $3.7 million related to a new sports content agreement, compared to the first quarter of last year. Of the $3.7 million of incremental broadcast rights expense, $0.7 was paid in the period and $3.0 million was non-cash. Excluding the incremental non-cash broadcast rights expense, Adjusted EBITDA would have been a loss of $2.2 million in 2011 compared to Adjusted EBITDA income of $2.1 million in the first quarter of 2010. The incremental non-cash expense related to the new broadcast rights agreement is expected to be $2.4 million for the twelve months ended December 31, 2011, which will be paid in future years.

Three Months Ended March 31, 2011
For the three months ended March 31, 2011, revenue was $90.9 million, a decrease of $1.9 million, or 2.1%, compared to $92.8 million in the first quarter of 2010.
Network Radio revenue was $51.7 million, a decrease of $3.8 million, or 6.9%, compared to $55.6 million in the first quarter of 2010. As previously stated, advertising revenue decreased in sports and news, which was partially offset by increased revenue in music and entertainment, and certain talk programs.
Overall, Metro Traffic revenue for the first quarter was $39.2 million, an increase of $1.9 million, or 5.0%, from $37.3 million in 2010. Revenue for Metro Traffic Radio was $31.2 million, an increase of $3.5 million or 12.5%, compared to $27.7 million in 2010. This increase was based largely on increased advertising revenue in the key categories of financial services, travel and entertainment. Revenue for Metro Television was $8.0 million, a decrease of $1.6 million, or 16.6%, from $9.6 million in 2010, primarily due to lower ratings and audience levels.
Operating loss in the first quarter of 2011 increased by $6.5 million to $13.1 million from $6.6 million in 2010. This increased loss was largely due to increased station compensation to support increased distribution, and to higher programming and operating costs associated with new agreements. This included higher non-cash broadcast rights expense of $3.0 million. The increased loss was partially offset by lower corporate expenses, and lower restructuring and special charges.
Adjusted EBITDA (1) in the first quarter was a loss of $5.2 million, which includes incremental broadcast rights expense of $3.7 million related to a new sports content agreement, compared to the first quarter of last year. Of the $3.7 million of incremental broadcast rights expense, $0.7 was paid in the period and $3.0 million was non-cash. Excluding the incremental non-cash broadcast rights expense, Adjusted EBITDA would have been a loss of $2.2 million in 2011 compared to Adjusted EBITDA income of $2.1 million in the first quarter of 2010. The incremental non-cash expense related to the new broadcast rights agreement is expected to be $2.4 million for the twelve months ended December 31, 2011, which will be paid in future years.
Interest expense in the first quarter of 2011 decreased $0.3 million, or 5.0%, to $5.1 million from $5.4 million in the first quarter of 2010. This reflects lower average balances of our outstanding debt, primarily as a result of our debt repayments in 2010, partially offset by increased interest on our revolving credit line.
The Company’s tax benefit increased $2.2 million to $7.4 million compared to $5.2 million in the first quarter of 2010, due to a higher pre-tax loss.
Net loss for the first quarter was $9.8 million, or $0.45 per diluted share, compared with a net loss of $6.7 million, or $0.33 per diluted share, in 2010. The year-over-year change in net loss reflects the higher operating losses of $6.5 million, partially offset by a higher tax benefit of $2.2 million and other income of $1.1 million related to the fair market value adjustment from the $10.0 million of common stock purchased by Gores this past February. First quarter 2010 average share amounts were lower than average share amounts in the first quarter of 2011 as a result of the $15.0 million of common stock that was issued to Gores in September 2010 and February 2011.

Free cash flow(2) usage in the first quarter of 2010 was $6.6 million as compared to a free cash flow source of $2.7 million in 2010, representing decreased cash flow of $9.3 million. This was due to unfavorable working capital changes of $3.7 million, a higher net loss of $3.1 million and non-cash adjustments of $2.8 million, partially offset by lower capital expenditures of $0.3 million.
Outlook
Westwood One is focusing strategically on expanding its leadership position in network radio as the premium content provider of news, sports, information, talk, music and entertainment programming.
Assuming that economic conditions remain relatively stable, we believe our investments in new network radio programming and digital content will provide a foundation for revenue growth over time.
About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming serving more than 5,000 radio stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners.
Footnotes to Press Release
(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income in the accompanying financial tables. We use Adjusted EBITDA to evaluate our performance relative to our competitors and have included it in this press release because we believe Adjusted EBITDA represents an effective means by which to measure our operating performance. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be useful to investors because it enables them to evaluate and compare our results from operations and cash resources generated from our business in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA is not a measurement of financial performance under GAAP (Generally Accepted Accounting Principles) and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, as an alternative to GAAP cash flow from operating activities or as a measure of our profitability or liquidity.
(2) Free cash flow is a non-GAAP financial measure that is reconciled to net income in the accompanying financial tables. We use free cash flow to evaluate our performance relative to our competitors and have included it in this press release because we believe free cash flow represents an effective means by which to measure our operating performance. Although we primarily view free cash flow as an operating performance measure, we also consider it to be a useful to investors because it provides them with an important perspective on the cash we have available to service our debt, maintain capital assets and fund ongoing operations and make strategic acquisitions and/or investments. Free cash flow is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, as an alternative to GAAP cash flow from operating activities or as a measure of our profitability or liquidity.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Westwood One to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in our operating income; our significant amount of indebtedness and limited liquidity; the higher cost of our indebtedness; the availability of additional financing; our future cash flow from operations and our ability to achieve our financial projections; changes to our CBS arrangement; introduction of The Portable People MeterTM; maintenance of an effective system of internal controls; increased competition and technological changes and innovations; failure to obtain or retain the rights in popular programming; acceptance of our content; continued consolidation in the industry; further impairment charges; and Gores’ influence over our corporate actions. Our key risks are described in our reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Media Contact:
Chris Miller
Westwood One
212.641.2108
917-533-7224
chris_miller@westwoodone.com

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenue	$90,879	$92,842

Operating costs	94,080	88,448
Depreciation and amortization	4,595	4,496
Corporate, general and administrative expenses	3,036	3,912
Restructuring charges	835	743
Special charges	1,468	1,823

Total expenses	104,014	99,422

Operating loss	(13,135)	(6,580)
Interest expense	5,106	5,376
Other expense (income)	(1,096)	1

Loss before income tax	(17,145)	(11,957)
Income tax benefit	(7,379)	(5,234)

Net loss	$(9,766)	$(6,723)

Loss per share:
Common Stock
Basic	$(0.45)	$(0.33)
Diluted	$(0.45)	$(0.33)

Weighted average shares outstanding:
Common Stock
Basic	21,749	20,544
Diluted	21,749	20,544

WESTWOOD ONE, INC
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,396	$2,938
Accounts receivable, net of allowance for doubtful accounts
Income tax receivable	93,198	96,557
Prepaid and other assets	16,830	18,421

Total current assets	116,424	117,916
Property and equipment, net	38,044	37,047
Intangible assets, net	89,759	92,487
Goodwill	38,945	38,945
Other assets	1,936	1,879

TOTAL ASSETS	$285,108	$288,274

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$49,824	$45,907
Amounts payable to related parties	982	859
Deferred revenue	7,266	6,736
Accrued expenses and other liabilities	31,298	33,819

Total current liabilities	89,370	87,321

Long-term debt	137,675	136,407
Deferred tax liability	29,820	36,174
Due to Gores	10,350	10,222
Other liabilities	22,563	24,142

TOTAL LIABILITIES	289,778	294,266

Commitments and Contingencies
STOCKHOLDERS’ (DEFICIT) EQUITY

Common stock, $.01 par value: authorized: 5,000,000 shares
issued and outstanding: 22,591 (2011) and 21,314 (2010)	226	213
Class B stock, $.01 par value: authorized: 3,000 shares;
issued and outstanding: 0	—	—
Additional paid-in capital	99,727	88,652
Accumulated deficit	(104,623)	(94,857)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(4,670)	(5,992)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$285,108	$288,274

WESTWOOD ONE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(9,766)	$(6,723)
Adjustments to reconcile net loss to net cash
Depreciation and amortization	4,595	4,496
Deferred taxes	(6,777)	(5,107)
Paid-in-kind interest	1,395	1,524
Non-cash equity-based compensation	965	1,059
Change in fair value of derivative liability	(1,096)	—
Amortization of deferred financing costs	6	6
Net change in other assets and liabilities	5,991	9,660

Net cash (used in) provided by operating activities	(4,687)	4,915

Cash Flows from Investing Activities:
Capital expenditures	(1,912)	(2,183)

Net cash used in investing activities	(1,912)	(2,183)

Cash Flows from Financing Activities:
Issuance of common stock	10,000	—
Proceeds from exercise of stock option	330	—
Payments of finance and capital lease obligations	(273)	(262)
Proceeds from Revolving Credit Facility	—	3,000
Repayments of Senior Notes	—	(3,500)

Net cash provided by (used in) financing activities	10,057	(762)

Net increase in cash and cash equivalents	3,458	1,970
Cash and cash equivalents, beginning of period	2,938	4,824

Cash and cash equivalents, end of period	$6,396	$6,794

The following table provides a reconciliation of Adjusted EBITDA to net income determined in accordance with GAAP for first quarter of 2011 and 2010.
WESTWOOD ONE, INC
ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended March 31,
	2011	2010
Net income	$(9,766)	$(6,723)
Interest expense	5,106	5,376
Depreciation and amortization	4,595	4,496
Income taxes provision (benefit)	(7,379)	(5,234)
Restructuring, special charges and other (a)	2,366	3,162
Stock-based compensation	965	1,059
Other non-operating losses (gains)	(1,096)	1

Adjusted EBITDA (b)	$(5,209)	$2,137

(a)
Restructuring, special charges and other includes expense of $322, $918, and $1,652 are classified as general and administrative expense on the Statement of Operations for the three months ended December 31, 2010 and the years ended December 31, 2010 and 2009, respectively.

(b)	Adjusted EBITDA includes incremental broadcast rights expense of $3,719 related to a new sports content agreement, compared to the first quarter of last year.
The following table provides a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities determined in accordance with GAAP for first quarter of 2011 and 2010.
WESTWOOD ONE, INC
FREE CASH FLOW RECONCILIATION
(In thousands)

	Three Months Ended March 31,
	2011	2010
Net cash (used in) provided by operating activities	$(4,687)	$4,915
(Less) Capital expenditures	(1,912)	(2,183)

Free Cash Flow	$(6,599)	$2,732